Exhibit 99.1

Einstein Noah Restaurant Group Announces Resignation of Manny Hilario

LAKEWOOD, Colo. – May 28, 2014 – Einstein Noah Restaurant Group, Inc. (NASDAQ:BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® brands, announced today that Chief Operations Officer Emanuel (“Manny”) P.N. Hilario has tendered his resignation to the Company. Mr. Hilario will depart the Company in the next several weeks after he has completed assisting with the transition.

The Board of Directors has opted not to fill the position until after a permanent President and Chief Executive Officer is named, although there is no specific timeframe for such an appointment. Effective immediately, Einstein Noah’s three Regional Vice Presidents of Operations will share Mr. Hilario’s responsibilities and report directly to Mr. Michael Arthur, Interim President and Chief Executive Officer.

Mr. Arthur commented, “On behalf of the entire organization, we appreciate Manny’s contributions to Einstein Noah and wish him well in the next phase of his career. Manny has been an instrumental member of our executive team since 2010 and brought a fresh perspective to the Chief Financial Officer and later the Chief Operations Officer role. We thank him for his leadership, professionalism and determination in helping us attain ever higher levels of performance across various business disciplines.”

Arthur concluded, “Our intention is to continue executing on our ‘Plan to Win’ strategy, which is geared towards elevating the in-store experience and making sure that we uphold our most important brand attributes of bakery-café quality and QSR convenience. I am thankful to be surrounded by an experienced and results-driven operations team and look forward to working more closely with them in fulfilling these critical objectives.”

Mr. Hilario stated, “It has been a great honor to work at Einstein Noah and I am proud of the team and what we have accomplished in realizing substantial cost savings, recapitalizing the business, and elevating operations and customer service. I believe now is the appropriate time to seek out new opportunities. I wish the Company much success and am confident that I am leaving it in very capable hands.”

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick-casual segment of the restaurant industry that operates, franchises and licenses locations under the Einstein Bros.®, Noah’s New York Bagels® and Manhattan Bagel® brands. The Company’s retail system consists of over 860 restaurants in 43 states and the District of Columbia. It also operates a dough production facility. The Company’s stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Contacts:

Investor Relations:

Raphael Gross

203-682-8253

rgross@icrinc.com

Media Relations:

Kristina Jorge

646-277-1234

kristina.jorge@icrinc.com